Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert, Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

COAST DISTRIBUTION SYSTEM, INC. ADOPTS CASH DIVIDEND POLICY

Policy Calls for Payment of Quarterly Cash Dividends of $0.04 Per Share

MORGAN HILL, Calif., February 15, 2005 — The Coast Distribution System, Inc. (AMEX: CRV), one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, today announced that its Board of Directors has initiated a dividend policy that calls for the payment of an expected total annual cash dividend of $0.16 per common share, payable in the amount of $0.04 per share per quarter. At the same time, the Board of Directors also declared the first of the quarterly cash dividends under this policy, of $0.04 per share, which will be paid on March 15, 2005 to stockholders of record on February 23, 2005.

“We are committed to enhancing stockholder value and believe that a regular quarterly dividend program is consistent with that objective because it provides a way of returning some of the cash flow generated by our business to our stockholders,” said Thomas R. McGuire, Chairman and Chief Executive Officer.

The actual declaration of future cash dividends, and the establishment of dividend record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company’s financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. Also, it could become necessary for Coast to obtain the consent of its lender under its secured bank loan agreement in order to pay cash dividends pursuant to its new dividend policy. For these reasons, as well as others, there can be no assurance that the Company’s future dividends will in fact be equal or similar to the amounts described in this press release or that this new dividend policy will not be changed by the Board of Directors in the future.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of the leading suppliers of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and future financial condition are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance or future financial condition are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from those expected at the current time. Those risks and uncertainties may include, among others:

•

The dependence of our business on purchases and usage by consumers of RVs and boats which, in turn, affects their purchases of the products we sell. Therefore, our future financial performance, including our future cash flow, income and financial condition can be adversely affected by: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats; increases in interest rates which affect the availability and affordability and, therefore purchases of,

RVs and boats by consumers; increases in the costs and shortages of the supply of gasoline, which affect the costs of using and the willingness and ability of consumers to use RVs and boats; declines in the usage and purchases of RVs and boats during the winter months which results in fluctuations in our operating results and cash flows and the seasonality of our business and unusually severe or extended winter weather conditions, which can lead to reduced usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions.

•	Possible increases in price competition within our markets that could affect our margins and, therefore, our operating results;

•	Possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and readers of this news release are urged to review those sections of that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this document or in our 2003 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise.

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